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Exhibit 99.(a)(9)

ROBBINS UMEDA & FINK, LLP BRIAN J. ROBBINS (190624) MARC M. UMEDA (197847) 610 West Ash Street, Suite 1800 San Diego, CA 92101 Telephone: 619/525-3990 Facsimile: 619/525-3991	ENDORSED FILED ALAMEDA COUNTY SEP 01 2005 ARTHUR SIMS, Exec. Off. Clerk By Sandra Cole
FARUQI & FARUQI, LLP NADEEM FARUQI 320 East 39th Street New York, NY 10016 Telephone: 212/983-9330 Facsimile: 212/983-9331

Attorneys for Plaintiff

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF ALAMEDA

TRACIE SCOTTO, On Behalf of Herself and	)	Case No. RG05-230567
All Others Similarly Situated,	)
	)	CLASS ACTION
Plaintiff,	)
COMPLAINT BASED UPON SELF
vs.	)	DEALING, BREACH OF FIDUCIARY
	)	DUTY AND AIDING AND ABETTING
HOWARD H. PIEN,	)
DR. RAYMOND BREU,	)
DR. PAUL L. HERRLING,	)
PIERRE E. DOUAZE,	)
EDWARD E. PENHOET,	)
LEWIS W. COLEMAN,	)
J. RICHARD FREDERICKS,	)
DENISE M. O'LEARY,	)
VAUGHN D. BRYSON,	)
DR. PIETER J. STRIJKERT and	)
NOVARTIS AG,	)
)
Defendants.	)
)

COMPLAINT BASED UPON SELF DEALING, BREACH OF FIDUCIARY DUTY AND AIDING AND ABETTING

        Plaintiff, by her attorneys, alleges as follows:

SUMMARY OF THE ACTION

        1.     This is a stockholder class action brought by plaintiff on behalf of the holders of Chiron Corporation ("Chiron" or the "Company") common stock against the defendants to enjoin certain actions of the defendants related to the buyout of the outstanding public shares of Chiron common stock (the "Acquisition") by Chiron's Majority owner Novartis AG ("Novartis"). This action seeks equitable relief only.

        2.     Chiron operates as a biopharmaceutical company that engages in the development, manufactures, and marketing of therapeutic products for the prevention and treatment of infectious disease worldwide. The Company primarily operates in three segments: Blood Testing, Adult and Pediatric Vaccines, and Biopharmaceuticals. The Blood Testing segment develops and commercializes nucleic acid testing products using transcription-mediated amplification technology to screen donated blood and plasma products for viral infection. The Company is headquartered in Emeryville, California.

        3.     In pursuing the unlawful plan to cash out Chiron's public stockholders for grossly inadequate consideration, each of the defendants violated applicable law by directly breaching and/or aiding the other defendants' breaches of their fiduciary duties of loyalty, due care, independence, good faith and fair dealing.

        4.     In fact, instead of attempting to obtain the highest price reasonably available for Chiron, the individual defendants spent substantial effort tailoring the structural terms of the Acquisition to meet the specific needs of Novartis.

        5.     In essence, the proposed Acquisition is the product of a hopelessly flawed process that was designed to ensure the sale of Chiron to one buying group, and one buying group only, on terms preferential to Novartis and to subvert the interests of plaintiff and the other public stockholders of Chiron.

JURISDICTION AND VENUE

        6.     This Court has jurisdiction over the cause of action asserted herein pursuant to the California Constitution, Article VI, §10, because this case is a cause not given by statute to other trial courts.

        7.     This Court has jurisdiction over defendants. The individual defendants are members of the Board of Directors of Chiron, which conducts substantial business in California and has numerous properties and facilities in California. This action is not removable.

        8.     Venue is proper in this Court because the conduct at issue took place and had an effect in this County.

PARTIES

        9.     Plaintiff Tracie Scotto is, and at all times relevant hereto was, a shareholder of Chiron.

        10.   Non-party Chiron is a global biopharmaceutical company that participates in three healthcare markets: blood testing, vaccines, and biopharmaceuticals. Chiron's revenues, which totaled $1.7 billion in 2004, consist of product sales, revenues from a joint business contractual arrangement, collaborative agreement revenues, royalty and license fee revenues and other revenues, primarily consisting of contract manufacturing and grant revenues. The Company's research and development efforts are also focused on developing products for oncology and infectious and pulmonary disease. Chiron was originally incorporated in California in 1981 and was subsequently merged into a Delaware corporation in November 1986. The Company's principal executive offices are located at 4560 Horton Street, Emeryville, California 94608. The Company's biopharmaceutical products are manufactured primarily at the Emeryville, California and Vacaville, California facilities. The Company's blood testing global marketing, U.S. sales and global distribution organization for nucleic acid testing products is based in Emeryville, California. Additionally, the Company's biopharmaceutical marketing and sales organization for the U.S. are also headquartered in Emeryville, California facility. As of December 31, 2004, the principal executive offices located in Emeryville, California consisted of 24 buildings, of which 14 are leased and 10 are owned. The Emeryville facilities also include research and development, manufacturing and administrative facilities and a parking structure for biopharmaceutical, vaccine and blood testing businesses. The Company also owns and leases manufacturing facilities in Vacaville, California used principally for its biopharmaceutical business. The Company also maintains laboratory facilities in Davis, California.

        11.   Headquartered in Basel, Switzerland, defendant Novartis is Europe's fourth largest pharmaceutical company. In 2004, Novartis had achieved sales of $28.2 billion and a net income of $5.8 billion. Novartis companies employ about 81,400 people and operate in over 140 countries around the world. Novartis engages in the research, development, manufacture, and marketing of pharmaceutical products worldwide. It operates in three divisions: Pharmaceuticals, Consumer Health and Sandoz. Pharmaceuticals division develops, markets, and sells branded pharmaceuticals in various therapeutic areas, including cardiovascular and metabolism, neuroscience, respiratory and dermatology, specialty medicines, oncology and hematology, transplantation and immunology, and ophthalmic diseases, as well as arthritis, bone, gastrointestinal, hormone replacement therapy and infectious diseases. Consumer Health division operates five units, such as over-the-counter self-medication products, animal health, medical nutrition, infant and baby foods, and lens and vision care. Sandoz division develops, manufactures, markets, and sells retail generics drugs, and off-patent active pharmaceutical ingredients and intermediates to wholesalers, pharmacies, hospitals and other healthcare outlets. It also provides biopharmaceutical products, such as protein hormones and other human proteins. The company sells its products to physicians, pharmacists, hospitals, insurance groups and managed care organizations. Novartis currently owns 42.2% all the shares of Chiron. Novartis also trades on the New York Stock Exchange under the symbol NVS.

        12.   Defendant Howard H. Pien ("Pien") is Chairman of the Board of the Company. He is also Chief Executive Officer of Chiron.

        13.   Defendant Dr. Raymond Breu is a member of the Board of the Company. He is also the Chief Financial Officer of defendant Novartis.

        14.   Defendant Dr. Paul L. Herrling is a member of the Board of the Company. He is also head of research at defendant Novartis.

        15.   Defendant Pierre E. Douaze is a member of the Board of the Company. He was also the Former Director of Healthcare for defendant Novartis.

        16.   Defendant Dr. Edward E. Penhoet is a member of the Board of the Company. He is also President of the Gordon & Betty Foundation.

        17.   Defendant Lewis W. Coleman is a member of the Board of the Company. He is also the Former President of the Gordon & Betty Foundation.

        18.   Defendants J. Richard Fredericks, Denise M. O'Leary, Vaughn D. Bryson and Dr. Pieter J. Strijkert are directors of Chiron.

        19.   The defendants named in paragraphs 12 through 18 (the "Individual Defendants") are in a fiduciary relationship with plaintiff and the other public stockholders of Chiron and owe them the highest obligations of good faith and fair dealing.

        20.   Defendant Novartis, through its approximately 42% ownership of Chiron and having persons affiliated with it on Chiron's Board, has effective and working control of Chiron. As such, defendant

Novartis is in a fiduciary relationship with plaintiff and the other public stockholders of Chiron and owes them the highest obligations of good faith and fair dealing.

DEFENDANTS' FIDUCIARY DUTIES

        21.   In any situation where the directors of a publicly traded corporation undertake a transaction that will result in either: (i) a change in corporate control or (ii) a break-up of the corporation's assets, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation's shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a significant premium. To diligently comply with these duties, the directors may not take any action that:

          (a)   adversely affects the value provided to the corporation's shareholders;

          (b)   will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

          (c)   contractually prohibits them from complying with their fiduciary duties;

          (d)   will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation's shareholders; and/or

          (e)   will provide the directors with preferential treatment at the expense of, or separate from, the public shareholders.

        22.   In accordance with their duties of loyalty and good faith, the defendants, as directors and/or officers of Chiron, are obligated to refrain from:

          (a)   participating in any transaction where the directors' or officers' loyalties are divided;

          (b)   participating in any transaction where the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

          (c)   unjustly enriching themselves at the expense or to the detriment of the public shareholders.

        23.   Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Acquisition, violated the fiduciary duties owed to plaintiff and the other public shareholders of Chiron, including their duties of loyalty, good faith and independence, insofar as they stood on both sides of the transaction and engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits not shared equally by plaintiff or the Class.

        24.   Because the Individual Defendants have breached their duties of loyalty, good faith and independence in connection with the Acquisition, the burden of proving the inherent or entire fairness of the Acquisition, including all aspects of its negotiation, structure, price and terms, is placed upon the Individual Defendants as a matter of law.

CLASS ACTION ALLEGATIONS

        25.   Plaintiff brings this action on her own behalf and as a class action pursuant to California Code of Civil Procedure §382 on behalf of all holders of Chiron stock who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendants.

        26.   This action is properly maintainable as a class action.

        27.   The Class is so numerous that joinder of all members is impracticable. According to Chiron's SEC filings, there are more than 187 million shares of Chiron common stock outstanding as of August 3, 2005.

        28.   There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, following:

          (a)   whether defendants have breached their fiduciary duties of undivided loyalty, independence or due care with respect to plaintiff and the other members of the Class in connection with the Acquisition;

          (b)   whether the Individual Defendants are engaging in self-dealing in connection with the Acquisition;

          (c)   whether the Individual Defendants have breached their fiduciary duty to secure and obtain the best price reasonable under the circumstances for the benefit of plaintiff and the other members of the Class in connection with the Acquisition;

          (d)   whether the Individual Defendants are unjustly enriching themselves and other insiders or affiliates of Chiron;

          (e)   whether defendants have breached any of their other fiduciary duties to plaintiff and the other members of the Class in connection with the Acquisition, including the duties of good faith, diligence, honesty and fair dealing;

          (f)    whether the defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets; and

          (g)   whether plaintiff and the other members of the Class would suffer irreparable injury were the transactions complained of herein consummated.

        29.   Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff does not have any interests adverse to the Class.

        30.   Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.

        31.   The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

        32.   Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

        33.   Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

THE PROPOSED ACQUISITION

        34.   On September 1, 2005, it was announced that Novartis offered to acquire all of the outstanding shares of Chiron for $40 per share in cash for the remaining 57.8 percent, or 112 million shares, it does not already own. Novartis' offer price represents a premium of just under 10% to Chiron's Wednesday close at $36.44 on the Nasdaq Stock Market.

SELF -DEALING

        35.   The self-dealing, conflicts of interest and conduct harmful to the interests of the shareholders result from at least the following:

          (a)   The $40.00 price offered to the public shareholders is inadequate; and

          (b)   The realizable value from growth and recovery of the Company's historic performance is far in excess of $40.00 per share.

        36.   The Acquisition is designed to essentially freeze Chiron's public stockholders out of a large portion of the valuable assets which have produced, and defendants expect will continue to produce, substantial revenue and earnings, and these assets are being sold for grossly inadequate consideration to Novartis.

        37.   The director defendants are obligated to maximize the value of Chiron to the shareholders. The Class members are being deprived of their right to a fair and unbiased process to sell the Company and the opportunity to obtain maximum value and terms for their interests, without preferential treatment to the insiders.

        38.   By reason of their positions with Chiron, the Individual Defendants are in possession of non-public information concerning the financial condition and prospects of Chiron, and especially the true value and expected increased future value of Chiron and its assets, which they have not disclosed to Chiron's public stockholders. Moreover, despite their duty to maximize shareholder value, the defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of Chiron's public shareholders.

        39.   The proposed sale is wrongful, unfair and harmful to Chiron's public stockholders, and represents an effort by defendants to aggrandize their own financial position and interests at the expense of and to the detriment of Class members. The Acquisition is an attempt to deny plaintiff and the other members of the Class their right to share proportionately in the true value of Chiron's valuable assets, and future growth in profits and earnings, while usurping the same for the benefit of Novartis on unfair and inadequate terms.

        40.   As a result of defendants' unlawful actions, plaintiff and the other members of the Class will be damaged in that they will not receive their fair portion of the value of Chiron's assets and business and will be prevented from obtaining the real value of their equity ownership of the Company.

        41.   In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:

  •
  Undertake an appropriate evaluation of Chiron's worth as an acquisition candidate.

  •
  Act independently so that the interests of Chiron's public stockholders will be protected, including, but not limited to, the retention of truly independent advisors and/or the appointment of a truly independent Special Committee.

  •
  Adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of Chiron's public stockholders.

FIRST CAUSE OF ACTION

Claim for Breach of Fiduciary Duties

        42.   Plaintiff repeats and realleges each allegation set forth herein.

        43.   The defendants have violated fiduciary duties of care, loyalty, candor and independence owed to the public shareholders of Chiron and have acted to put their personal interests ahead of the interests of Chiron shareholders.

        44.   By the acts, transactions and courses of conduct alleged herein, defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive plaintiff and other members of the Class of the true value of their investment in Chiron.

        45.   The Individual Defendants have violated their fiduciary duties by entering into a transaction with Chiron without regard to the fairness of the transaction to Chiron shareholders. Defendant Chiron directly breached and/or aided and abetted the other defendants' breaches of fiduciary duties owed to plaintiff and other holders of Chiron stock.

        46.   As demonstrated by the allegations above, the defendant directors failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of Chiron because, among other reasons:

          (a)   they failed to take steps to maximize the value of Chiron to its public shareholders and they took steps to avoid competitive bidding, to cap the price of Chiron stock and to give Novartis an unfair advantage, by, among other things, failing to solicit other potential acquirors or alternative transactions;

          (b)   they failed to properly value Chiron; and

          (c)   they ignored or did not protect against the numerous conflicts of interest resulting from the directors' own interrelationships or connection with the Acquisition.

        47.   Because the Individual Defendants dominate and control the business and corporate affairs of Chiron, and are in possession of private corporate information concerning Chiron's assets (including its actual results which defendants concealed until after the announcement of the acquisition), business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of Chiron which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits to the exclusion of maximizing stockholder value.

        48.   By reason of the foregoing acts, practices and course of conduct, the defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other members of the Class.

        49.   As a result of the actions of defendants, plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of Chiron's assets and businesses and have been and will be prevented from obtaining a fair price for their common stock.

        50.   Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and may consummate the proposed Acquisition which will exclude the Class from its fair share of Chiron's valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

        51.   Defendants are engaging in self-dealing, are not acting in good faith toward plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class.

        52.   As a result of the defendants' unlawful actions, plaintiff and the other members of the Class will be irreparably harmed in that they will not receive their fair portion of the value of Chiron's assets and business and will be prevented from obtaining the real value of their equity ownership of the Company. Unless the proposed Acquisition is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, will not engage in arm's-length negotiations on the Acquisition terms, and will not supply to Chiron's minority stockholders sufficient information to enable them to cast informed votes on the proposed Acquisition and may consummate the proposed Acquisition, all to the irreparable harm of the members of the Class.

        53.   Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court's equitable powers can plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants' actions threaten to inflict.

Second Cause of Action

Claim for Aiding and Abetting the Breach of Fiduciary Duties

(Against Novartis)

        54.   Plaintiff repeats and realleges each allegation set forth herein.

        55.   Defendant Novartis is sued herein as co-conspirator and aider and abetter of the breaches of fiduciary duties outlined above by the Individual Defendants, as members of the Board of Chiron.

        56.   The Individual Defendants breached their fiduciary duties of loyalty, good faith, candor and independence to the Chiron shareholders by, inter alia: (a) failing to take steps to maximize the value of Chiron to its public shareholders; (b) taking steps to avoid competitive bidding, to cap the price of Chiron's stock and to give Novartis an unfair advantage, by, among other things, failing to properly solicit other potential acquirors or alternative transactions; (c) failing to properly value Chiron; (d) ignoring or not protecting against the numerous conflicts of interest resulting from Pien's own interrelationships or connection with the Proposed Acquisition; and (e) erecting barriers to ensure that the Proposed Acquisition is consummated to the detriment of the Chiron shareholders.

        57.   Such breaches of fiduciary duties could not and would not have occurred but for the conduct of Individual Defendants and Novartis, who, therefore, aided and abetted such breaches and conspired with each other via entering into the Proposed Acquisition.

        58.   Defendant Novartis had knowledge that they were aiding and abetting the Individual Defendants' breach of their fiduciary duties to the Chiron shareholders, and took overt acts in furtherance of their conspiracy to aid the Individual Defendants' breaches of their fiduciary duties and to strip the Chiron shareholders of their equity holdings in the Company for inadequate consideration; to-wit: entering into the Proposed Acquisition for an inadequate price to ensure no superior offer is made for the Company.

        59.   Defendant Novartis rendered substantial assistance to the Individual Defendants' in their breach of their fiduciary duties to the Chiron shareholders.

        60.   As a result of Novartis' conduct of aiding and abetting the Individual Defendants breaches of fiduciary duties, and conspiring with each other to aid the Individual Defendants' breaches of their fiduciary duties, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair price for their shares.

        61.   As a result of the unlawful actions of defendant Novartis, plaintiff and the other members of the Class will be irreparably harmed in that they will not receive fair value for Chiron's assets and business and will be prevented from obtaining the real value of their equity ownership in the Company. Unless the actions of defendant Novartis is enjoined by the Court, they will continue to aid and abet the Individual Defendants' breach of their fiduciary duties owed to plaintiff and the members of the Class, and will aid and abet a process that inhibits the maximization of shareholder value.

        62.   Plaintiff and the other members of the Class have no adequate remedy at law.

PRAYER FOR RELIEF

        WHEREFORE, plaintiff demands preliminary and permanent injunctive relief in his favor and in favor of the Class and against defendants as follows:

          A.    Declaring that this action is properly maintainable as a class action;

          B.    Enjoining defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Acquisition, unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for shareholders;

          C.    Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Chiron's shareholders until the process for the sale or auction of the Company is completed and the highest possible price is obtained;

          D.    Imposition of a constructive trust, in favor of plaintiff, upon any benefits improperly received by defendants as a result of their wrongful conduct;

          E.    Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' and experts' fees; and

          F.     Granting such other and further equity relief as this Court may deem just and proper.

DATED: September 1, 2005	ROBBINS UMEDA & FINK LLP BRIAN J. ROBBINS MARC M. UMEDA
/s/ BRIAN J. ROBBINS BRIAN J. ROBBINS
610 West Ash Street, Suite 1800 San Diego, CA 92101 Telephone: 619/525-3990 Facsimile: 619/525-3991
FARUQI & FARUQI, LLP NADEEM FARUQI 320 East 39th Street New York, NY 10016 Telephone: 212/983-9330 Facsimile: 212/983-9331
Attorneys for Plaintiff

SUM-100
SUMMONS (CITACION JUDICIAL)	FOR COURT USE ONLY (SOLO PARA USO DE LA CORTE)
NOTICE TO DEFENDANT: (AVISO AL DEMANDADO):
HOWARD H. PEIN, DR. RAYMOND BREU, DR. PAUL L. HERRLING, PIERRE E. DOUAZE, EDWARD E. PENHOET, LEWIS W. COLEMAN, J. RICHARD FREDERICKS, DENISE M. O'LEARY, VAUGHN D. BRYSON, [ADDITIONAL PARTIES ATTACHMENT FORM IS ATTACHED]
YOU ARE BEING SUED BY PLAINTIFF:
(LO ESTÁ DEMANDANDO EL DEMANDANTE):
TRACIE SCOTTO, On Behalf of Herself and All Others Similarly Situated.

        You have 30 CALENDAR DAYS after this summons and legal papers are served on you to file a written response at this court and have a copy served on the plaintiff. A letter or phone call will not protect you. Your written response must be in proper legal form if you want the court to hear your case. There may be a court form that you can use for your response. You can find these court forms and more information at the California Courts Online Self-Help Center (www.courtinfo.ca.gov/selfhelp), your county law library, or the courthouse nearest you. If you cannot pay the filing fee, ask the court clerk for a fee waiver form. If you do not file your response on time, you may lose the case by default, and your wages, money, and property may be taken without further warning from the court.

        There are other legal requirements. You may want to call an attorney right away. If you do not know an attorney, you may want to call an attorney referral service. If you cannot afford an attorney, you may be eligible for free legal services from a nonprofit legal services program. You can locate these nonprofit groups at the California Legal Services Web site (www.lawhelpcalifornia.org), the California Courts Online Self-Help Center (www.courtinfo.ca.gov/selfhelp), or by contacting your local court or county bar association.

        Tiene 30 DÍAS DE CALENDARIO después de que le entreguen esta citación y papeles legales para presentar una respuesta por escrito en esta corte y hacer que se entregue una copia al demandante. Una carta o una llamada telefónica no lo protegen. Su respuesta por escrito tiene que estar en formato legal correcto si desea que procesen su caso en la corte. Es posible que haya un formulario que usted pueda usar para su respuesta. Puede encontrar estos formularios de la corte y más información en al Centro de Ayuda de las Cortes de California (www.courtinfo.ca.gov/selfhelp/espanol/), en la biblioteca de leyes de su condado o en la corte que le quede más cerca. Si no puede pagar la cuota de presentación, pida al secretario de la corte que le dé un formulario de exención de pago de cuotas. Si no presenta su respuesta a tiempo, puede perder el caso por incumplimiento y la corte le podrá quitar su sueldo, dinero y bienes sin más advertencia.

        Hay ostros requisitos legales. Es recomendable que llame a un abogado immediatamente. Si no conoco a un abogado, puede llamar a un servicio de remisión a abogados. Si no puede pagar a un abogado, es posible que cumpla con los requisitos para obtener servicios legales gratuitos de un programa de servicios legales sin fines de lucro. Puede encontrar estos grupos sin fines de lucro en el sitio web de California Legal Services, (www.lawhelpcalifornia.org), en el Centro de Ayuda de les Cortes de California, (www.courtinfo.ca.gov/selfhelp/espanol/) o poniéndose en contacto con la corte o el colegio de abogados locales.

The name and address of the court is: (El nombre y dirección de la corte es):	CASE NUMBER RG05-230567 (Numero del Caso):
Alameda Superior Court 1225 Fallon Street Oakland, CA 94612

The name, address, and telephone number of plaintiff's attorney, or plaintiff without an attorney, is:
 (El nombre, la dirección y el número de teléfono del abogado del demandante, o del demandante que no tiena abogado, es):
Brian J. Robbins                                                                              619/525-3990
Robbins Umeda & Fink, LLP, 610 West Ash Street, Suite 1800, San Diego, CA 92101

DATE: (Fecha)	9/01/05	ARTHUR SIMS EXECUTIVE OFFICER/CLERK	Clerk, by (Secretario)	Sandra Cole	, Deputy (Adjunto)

(For proof of service of this summons, use Proof of Service of Summons (form POS-010).)
(Para prueba de entrega de esta citatión use el formulario Proof of Service of Summons, (POS-010)).

[SEAL]	NOTICE TO THE PERSON SERVED: You are served.
	1.	☒	as an individual defendant.
	2.	☐	as the person sued under the fictitious name of (specify):
	3.	☒	on behalf of (specify): Howard H. Pien
		under:	☐	CCP 416.10 (corporation)	☐	CCP 416.60 (minor)
			☐	CCP 416.20 (defunct corporation)	☐	CCP 416.70 (conservatee)
			☐	CCP 416.40 (association or partnership)	☒	CCP 416.90 (authorized person)
			☐	other (specify):
	4.	☒	by personal delivery on (date): 9/6/05
Form Adopted for Mandatory Use Judicial Council of California SUM-100 [Rev. January 1, 2004]	SUMMONS	Page 1 of 1 Code of Civil Procedure §§ 412.20, 465

SHORT TITLE:	CASE NUMBER:
SCOTTO V. PIEN, ET AL.

INSTRUCTIONS FOR USE

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This form may be used as an attachment to any summons if space does not permit the listing of all parties on the summons.

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If this attachment is used, insert the following statement in the plaintiff or defendant box on the summons: "Additional Parties Attachment form is attached."

List additional parties (Check only one box. Use a separate page for each type of party):

☐	Plaintiff	☒	Defendant	☐	Cross-Complainant	☐	Cross-Defendant

DR. PIETER J. STRIJKERT AND
NOVARTIS AG,

Defendants.

ENDORSED FILED ALAMEDA COUNTY SEP 01 2005 ARTHUR SIMS, EXECUTIVE OFF/CLERK BY Sandra Cole
ATTORNEY OR PARTY WITHOUT ATTORNEY (Name, state bar number, and address): Brian J. Robbins (190264) Robbins Umeda & Fink, LLP 610 West Ash Street, Suite 1800, San Diego, CA 92101	FOR COURT USE ONLY
Telephone No.: 619/525-3990 Fax No.: 619/525-3991
ATTORNEY FOR (Name): Plaintiff
SUPERIOR COURT OF CALIFORNIA, COUNTY OF Alameda
STREET ADDRESS: 1225 FALLON STREET
MAILING ADDRESS:
CITY AND ZIP CODE: OAKLAND, CA 94612
BRANCH NAME:
CASE NAME:
Scotto v. Pien et al.
CIVIL CASE COVER SHEET				Complex Case Designation				CASE NUMBER: RG05-230567
☒	Unlimited (Amount demanded exceeds $25,000)	☐	Limited (Amount demanded is $25,000 or less)	☐	Counter	☐	Joinder
				Filed with first appearance by defendant (Cal. Rules of Court, rule 1811)				JUDGE: DEPT.:

All five (5) items below must be completed (see instructions on page 2).

1.
Check one box below for the case type that best describes this case:

Auto Tort		Contract		Provisionally Complex Civil Litigation
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☐	Uninsured motorist (46)	☐	Collections (09)	☐	Antitrust/Trade regulation (03)
Other PI/PD/WD (Personal Injury/Property		☐	Insurance coverage (18)	☐	Construction defect (10)
Damage/Wrongful Death) Tort		☐	Other contract (37)	☐	Mass tort (40)
☐	Asbestos (04)	Real Property		☐	Securities litigation (28)
☐	Product liability (24)	☐	Eminent domain/inverse condemnation (14)	☐	Environmental/Toxic tort (30)
☐	Medical malpractice (45)	☐	Wrongful eviction (33)	☐	Insurance coverage claims arising from the above
☐	Other PI/PD/WD (23)	☐	Other real property (26)		listed provisionally complex case types (41)
Non-PI/PD/WD (Other) Tort		Unlawful Detainer		Enforcement of Judgment
☒	Business tort/unfair business practice (07)	☐	Commercial (31)	☐	Enforcement of judgment (20)
☐	Civil rights (06)	☐	Residential (32)	Miscellaneous Civil Complaint
☐	Defamation (13)	☐	Drugs (38)	☐	RICO (27)
☐	Fraud (16)	Judicial Review		☐	Other complaint (not specified above) (42)
☐	Intellectual property (19)	☐	Asset forfeiture (05)	Miscellaneous Civil Petition
☐	Professional negligence (25)	☐	Petition re: arbitration award (11)	☐	Partnership and corporate governance (21)
☐	Other non-PI/PD/WD tort (35)	☐	Writ of mandate (02)	☐	Other petition (not specified above) (43)
Employment		☐	Other judicial review (39)
☐	Wrongful termination (36)
☐	Other employment (15)

2.
This case ☒ is ☐ is not complex under rule 1800 of the California Rules of Court. If the case is complex, mark the factors requiring exceptional judicial management:

a.	☒	Large number of separately represented parties	d.	☒	Large number of witnesses
b.	☒	Extensive motion practice raising difficult or novel issues that will be time-consuming to resolve	e.	☐	Coordination with related actions pending in one or more courts in other counties, states or countries, or in a federal court
c.	☒	Substantial amount of documentary evidence	f.	☐	Substantial post-judgment judicial supervision
3.
Type of remedies sought (check all that apply):

  a. ☐ monetary    b. ☒ nonmonetary; declaratory or injunctive relief    c. ☐ punitive

4.
Number of causes of action (specify): 1

5.
This case ☒ is ☐ is not a class action suit.

Date: September 1, 2005

Brian J. Robbins (TYPE OR PRINT NAME)	/s/ BRIAN J. ROBBINS (SIGNATURE OF PARTY OR ATTORNEY FOR PARTY)

NOTICE

  •
  Plaintiff must file this cover sheet with the first paper filed in the action or proceeding (except small claims cases or cases filed under the Probate, Family, or Welfare and Institutions Code). (Cal. Rules of Court, rule 201.8.) Failure to file may result in sanctions.

  •
  File this cover sheet in addition to any cover sheet required by local court rule.

  •
  If this case is complex under rule 1800 et seq. of the California Rules of Court, you must serve a copy of this cover sheet on all other parties to the action or proceeding.

  •
  Unless this is a complex case, this cover sheet will be used for statistical purposes only.

Form Adopted for Mandatory Use Judicial Council of California CM-010 (Rev. July 1, 2003)	CIVIL CASE COVER SHEET	Cal. Rules of Court, rules 201.8, 1800-1812; Standards of Judicial Administration, § 19 www.courtinfo.ca.gov
www.accesslaw.com

Unified Rules of the Superior Court of California, County of Alameda

F.
ADDENDUM TO CIVIL CASE COVER SHEET

Short Title: Scotto v. Pien, et al.	Case Number:

CIVIL CASE COVER SHEET ADDENDUM

THIS FORM IS REQUIRED IN ALL NEW UNLIMITED CIVIL CASE FILINGS IN THE
SUPERIOR COURT OF CALIFORNIA, COUNTY OF ALAMEDA

		☐	Hayward Hall of Justice (447)
☒	Oakland, Rene C. Davidson Alameda County Courthouse (446)	☐	Pleasanton, Gala-Schenone Hall of Justice (448)
Civil Case Cover Sheet Category	Civil Case Cover Sheet Case Type	Alameda County Case Type (check only one)
Auto Tort	Auto tort (22)	☐	34	Auto tort (G)
		Is this an uninsured motorist case? ☐ yes ☐ no
Other PI/PD/	Asbestos (04)	☐	75	Asbestos (D)
WD Tort	Product liability (24)	☐	89	Product liability (not asbestos or toxic tort/environmental) (G)
	Medical malpractice (45)	☐	97	Medical malpractice (G)
	Other PI/PD/WD tort (23)	☐	33	Other PI/PD/WD tort (G)
Non-PI/PD/	Bus tort / unfair bus. practice (07)	☒	79	Bus tort / unfair bus. practice (G)
WD Tort	Civil rights (08)	☐	80	Civil rights (G)
	Defamation (13)	☐	84	Defamation (G)
	Fraud (16)	☐	24	Fraud (G)
	Intellectual property (19)	☐	87	Intellectual property (G)
	Professional negligence (25)	☐	59	Professional negligence—non-medical (G)
	Other non-PI/PD/WD tort (35)	☐	03	Other non-PI/PD/WD tort (G)
Employment	Wrongful termination (36)	☐	38	Wrongful termination (G)
	Other employment (15)	☐	85	Other employment (G)
		☐	53	Labor comm award confirmation
		☐	54	Notice of appeal—L.C.A.
Contract	Breach contract / Wrnty (06)	☐	04	Breach contract / Wrnty (G)
	Collections (09)	☐	81	Collections (G)
	Insurance coverage (18)	☐	86	Ins. coverage—non-complex (G)
	Other contract (37)	☐	98	Other contract (G)
Real Property	Eminent domain / Inv Cdm (14)	☐	18	Eminent domain / Inv Cdm (G)
	Wrongful eviction (33)	☐	17	Wrongful eviction (G)
	Other real property (26)	☐	36	Other real property (G)
Unlawful Detainer	Commercial (31)	☐	94	Unlawful Detainer—commercial	Is the deft. in possession
	Residential (32)	☐	47	Unlawful Detainer—residential	of the property?
	Drugs (38)	☐	21	Unlawful Detainer—drugs	☐ Yes ☐ No
Judicial Review	Asset forfeiture (05)	☐	41	Asset forfeiture
	Petition re: arbitration award (11)	☐	62	Pet. re: arbitration award
	Writ of Mandate (02)	☐	49	Writ of mandate
		Is this a CEQA action (Publ. Res. Code section 21000 et seq) ☐ Yes ☐ No
	Other judicial review (39)	☐	64	Other judicial review
Provisionally	Antitrust / Trade regulation (03)	☐	77	Antitrust / Trade regulation
Complex	Construction defect (10)	☐	82	Construction defect
	Claims involving mass tort (40)	☐	78	Claims involving mass tort
	Securities litigation (28)	☐	91	Securities litigation
	Toxic tort / Environmental (30)	☐	93	Toxic tort / Environmental
	Ins covrg from cmplx case type (41)	☐	95	Ins covrg from complex case type
Enforcement of	Enforcement of judgment (20)	☐	19	Enforcement of judgment
Judgment		☐	08	Confession of judgment
Misc Complaint	RICO (27)	☐	90	RICO (G)
	Partnership / Corp. governance (21)	☐	88	Partnership / Corp. governance (G)
	Other complaint (42)	☐	68	All other complaints (G)
Misc. Civil Petition	Other petition (43)	☐	06	Change of name
		☐	69	Other petition
202-19(5/1/00)				A-13

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